Exhibit 99

GORMAN-RUPP REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

Mansfield, Ohio – April 26, 2018 – The Gorman-Rupp Company (NYSE: GRC) reports financial results for the first quarter ended March 31, 2018.

First Quarter 2018 Highlights

•	First quarter earnings per share were $0.37 compared to $0.19 per share for the first quarter of 2017

- First quarter of 2018 included a non-cash pension settlement charge of $0.01 per share

- First quarter of 2017 included a non-cash pension settlement charge of $0.04 per share

- Lower effective tax rate due primarily to the U.S. Tax Cuts and Job Act

•	Net sales increased 4.3% or $4.0 million

•	Incoming orders increased 21% compared to the first quarter of 2017

Net sales for the first quarter of 2018 were $96.6 million compared to $92.6 million for the first quarter of 2017, an increase of 4.3% or $4.0 million. Domestic sales increased 8.9% or $5.3 million while international sales decreased 3.8% or $1.3 million compared to the same period in 2017.

Sales in our water markets increased 2.4% or $1.5 million in the first quarter of 2018 compared to the first quarter of 2017. Sales in the construction market increased $3.6 million due primarily to sales to rental market customers related to increased oil and gas drilling activity. In addition, sales of repair parts increased $1.4 million and sales in the agriculture market increased $0.4 million. These increases were partially offset by decreased sales in the municipal market of $3.0 million primarily driven by decreased shipments attributable to flood control projects. Sales in the fire protection market decreased $1.0 million due principally to market softness in the Middle East, although domestic shipments have increased driven by largely improved economic factors.

Sales increased 8.6% or $2.5 million in non-water markets during the first quarter of 2018 compared to the first quarter of 2017. Sales in the industrial market increased $1.4 million and sales in the petroleum market increased $1.1 million, with increases in both markets principally attributable to increased capital spending related to oil and gas drilling activity.

International sales were $32.2 million in the first quarter of 2018 compared to $33.4 million in the same period last year and represented 33% and 36% of total sales for the Company in each of the two periods, respectively. International sales increased in the petroleum and repair markets and continued to be softer in the fire protection market due primarily to sluggish economic conditions in the Middle East.

Gross profit was $26.2 million for the first quarter of 2018, resulting in gross margin of 27.1%, compared to gross profit of $22.3 million and gross margin of 24.0% for the same period in 2017. The 310 basis point increase in gross margin was largely driven by favorable sales mix.

Selling, general and administrative expenses (“SG&A”) was $14.4 million and 14.9% of net sales for the first quarter of 2018 compared to $13.6 million and 14.7% of net sales for the same period in 2017. SG&A as a percentage of sales increased 20 basis due principally to personnel costs.

Operating income was $11.9 million, resulting in operating margin of 12.3% for the first quarter of 2018, compared to operating income of $8.7 million and operating margin of 9.3% for the same period in 2017. Operating margin improved 300 basis points due principally to increased sales and favorable sales mix. Net income was $9.6 million for the first quarter of 2018 compared to $5.1 million in the first quarter of 2017, and earnings per share were $0.37 and $0.19 for the respective periods. The Company’s effective tax rate decreased to 24.0% for the first quarter of 2018 from 30.8% for the first quarter of 2017, due primarily to the impact of the U.S. Tax Cuts and Job Act enacted in December 2017. A non-cash pension settlement charge reduced first quarter of 2018 earnings by $0.01 per share and first quarter of 2017 earnings by $0.04 per share.

The Company’s backlog of orders was $127.3 million at March 31, 2018 compared to $96.9 million at March 31, 2017 and $114.0 million at December 31, 2017. The backlog at March 31, 2018 increased 31% as compared to March 31, 2017 driven by increased incoming orders in most of the markets the Company serves, most notably in the municipal, industrial and fire protection markets.

Capital expenditures for the quarter ended March 31, 2018 were $2.0 million and consisted primarily of machinery and equipment. Capital expenditures for the full-year 2018 are presently planned to be in the range of $10-$15 million and are expected to be financed through internally generated funds and existing lines of credit.

Jeffrey S. Gorman, President and CEO commented, “We are pleased to be off to a strong start in 2018 with increased sales plus continued improvement in gross and operating margins. Incoming orders continue to increase across many of the markets we serve. Although the agriculture market has improved somewhat, it remains soft compared to historical levels. We are closely monitoring the possible effect new tariffs may have on material costs and international sales. The impact of lower taxes however will complement our already strong balance sheet and cash flow. In addition, increased emphasis on infrastructure improvements at both the federal and state levels could be a positive factor over the next several years.

“This year, Gorman-Rupp is celebrating its 85th anniversary. Our history of product excellence, innovation and customer service continue as catalyst for the future. We look forward to continuing the traditions of the past into the future.”

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment; (2) highly competitive markets; (3) availability of raw materials; (4) loss of key management; (5) cyber security threats; (6) acquisition performance and integration; (7) compliance with, and costs related to, a variety of import and export laws and regulations; (8) environmental compliance costs and liabilities; (9) exposure to fluctuations in foreign currency exchange rates; (10) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (11) changes in our tax rates and exposure to additional income tax liabilities; (12) impairment in the value of intangible assets, including goodwill; (13) defined benefit pension plan settlement expense; (14) family ownership of common equity; and (15) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company Condensed Consolidated Statements of Income (Unaudited) (thousands of dollars, except per share data)
	Three Months Ended March 31,
	2018	2017
Net sales	$96,604	$92,603
Cost of products sold	70,398	70,351

Gross profit	26,206	22,252
Selling, general and administrative expenses	14,356	13,594

Operating income	11,850	8,658
Other income (expense), net	806	(1,338)

Income before income taxes	12,656	7,320
Income taxes	3,039	2,255

Net income	$9,617	$5,065

Earnings per share	$0.37	$0.19
The Gorman-Rupp Company Condensed Consolidated Balance Sheets (Unaudited) (thousands of dollars)
	March 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$88,389	$79,680
Accounts receivable, net	65,038	67,369
Inventories, net	79,132	74,967
Prepaid and other	5,868	5,918

Total current assets	238,427	227,934
Property, plant and equipment, net	116,053	117,071
Other assets	8,728	7,779
Prepaid pension benefits	4,218	4,313
Goodwill and other intangible assets, net	37,690	37,918

Total assets	$405,116	$395,015

Liabilities and shareholders’ equity
Accounts payable	$16,348	$15,798
Accrued liabilities and expenses	32,915	29,898

Total current liabilities	49,263	45,696
Postretirement benefits	15,499	15,737
Other long-term liabilities	7,806	8,087

Total liabilities	72,568	69,520
Shareholders’ equity	332,548	325,495

Total liabilities and shareholders’ equity	$405,116	$395,015

Shares outstanding	26,106,623	26,106,623